As filed with the Securities and Exchange Commission on March 15, 2012
Registration No. 333-178780

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 Amendment No. 5 to
Form F-1
REGISTRATION STATEMENT
 UNDER THE SECURITIES ACT OF 1933

BGS ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

British Virgin Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Olazbal 1150
 Cuidad Autonoma de Buenos Aires
 Argentina 1428
 +005411-4-786-8600
 (Address, including zip code, and telephone number,
 including area code, of registrant’s principal executive offices)

Cesar Baez
 152 West 57 th  Street, 34 th  floor
 New York, New York 10019
 (212) 823-0281
 (Name, address, including zip code, and telephone number,
 including area code, of agent for service)

Copies to:

Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Adam Mimeles, Esq. Ellenoff Grossman & Schole LLP 150 East 42 nd Street, 11 th Floor New York, New York 10017 (212) 370-1300 (212) 370-7889 — Facsimile	Simon Schilder, Esq. Ogier Qwomar Complex, 4 th Floor PO Box 3170 Road Town, Tortola British Virgin Islands VG11110 +1 284 494 0545 + 1 284 494 0883 — Facsimile	Kenneth R. Koch, Esq. Jeffrey Schultz, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, NY 10017 (212) 692-6732 (212) 983-3115 — Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

CALCULATION OF REGISTRATION FEE

of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Units, each consisting of one ordinary share, no par value, and one Warrant (2)	4,600,000	$10.00	$46,000,000	$5,271.60
Ordinary Shares included as part of the Units(2)	4,600,000	—	—	—	(3)
Warrants included as part of the Units(2)	4,600,000	—	—	—	(3)
Ordinary Shares underlying the Warrants included in the Units (2)(4)	4,600,000	$10.00	$46,000,000	5,271.60
Representative’s Unit Purchase Option	1	$100.00	$—	—	(3)
Units underlying the Representative’s Unit Purchase Option (“Representative’s Units”)	340,000	$15.00	$5,100,000	584.46
Ordinary Shares included as part of the Representative’s Units	340,000	—	—	—	(3)
Warrants included as part of the Representative’s Units	340,000	—	—	—	(3)
Ordinary Shares underlying the Warrants included in the Representative’s Units (4)	340,000	$10.00	$3,400,000	389.64
Total			$100,500,000	11,517.30	(5)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)
Includes 600,000 units, 600,000 ordinary shares underlying such units and 600,000 warrants underlying such units, which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	No fee pursuant to Rule 457(g).

(4)
Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5)	$14,117.29 previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment  No. 5 to the Registration Statement on F-1 of BGS Acquisition Corp. (Commission File No. 333-178780) is to file Exhibit 5.2. No other changes have been made to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers, directors, key employers and/or advisors except to the extent any such provision may be held by the British Virgin Islands Court to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide for indemnification of our officers, directors, key employers and/or advisors for any liability incurred in their capacities as such, except through their own fraud or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7.    Recent Sales of Unregistered Securities.

On October 5, 2011, our initial shareholder purchased 1,725,000 ordinary shares for an aggregate offering price of $25,000 at an average purchase price of approximately $0.014 per share. On March 14, 2012, our directors approved a 1.125-for-1 reverse split of our outstanding ordinary shares, reducing the number of outstanding ordinary shares from 1,725,000 to 1,533,333. The founder shares held by our initial shareholder include an aggregate of 200,000 shares subject to forfeiture, pro rata, to the extent that the underwriters’ over-allotment option is not exercised in full. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Regulation S of the Securities Act.

In addition, our initial investors and the underwriters (and/or their designees) have committed to purchase from us an aggregate of 3,266,667 warrants at $0.75 per warrant (for an aggregate purchase price of approximately $2,450,000). These purchases will take place in the private placement basis simultaneously with the consummation of our initial public offering. These issuances will be made pursuant to the exemption from registration contained in Regulation S of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 8.   Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

EXHIBIT INDEX
Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Memorandum and Articles of Association*
3.2	Form of Amended and Restated Memorandum and Articles of Association*
4.1	Specimen Unit Certificate*
4.2	Specimen Ordinary Share Certificate*
4.3	Specimen Warrant Certificate (included in Exhibit 4.4)*
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant*
5.1	Opinion of Ogier*
5.2	Opinion of Ellenoff Grossman & Schole LLP
8.1	Tax Opinion of Ellenoff Grossman & Schole LLP*
8.2	Tax Opinion of Ogier*
10.1	Promissory Note, dated September 21, 2011, issued to Julio Gutierrez*
10.2	Form of Letter Agreement between the Registrant, the Initial Shareholder, Initial Investors and Officers and Directors of Registrant*
10.3	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant*
10.4	Form of Registration Rights Agreement among the Registrant, the Initial Shareholder, and the Initial Investors*
10.5	Securities Purchase Agreement, dated as of October 5, 2011, between the Registrant and Julio Gutierrez*
10.6	Second Amended and Restated Warrant Purchase Agreement among the Registrant and Initial Investors*
10.7	Form of Indemnity Agreement*
10.8	Form of Loan Agreement between Registrant and Julio Gutierrez*
10.9	Form of Unit Purchase Option*
10.10	Form of Warrant Purchase Agreement among Registrant and The PrinceRidge Group LLC and/or its designees*
14	Form of Code of Ethics*
23.1	Consent of Rothstein Kass*
23.2	Consent of Ogier (included in Exhibit 5.1)*
23.3	Consent of Ellenoff Grossman & Schole LLP (included on Exhibit 5.2)*
24	Power of Attorney (included in signature page)*
99.1	Audit Committee Charter*

*	Previously filed.

Item 9. Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ”Calculation of Registration Fee“ table in the effective registration statement;

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)  The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)  The undersigned hereby undertakes to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished,  provided  that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to Item 512(a)(4) of Regulation S-K and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 15th day of March, 2012.

BGS ACQUISITION CORP.

/s/Cesar Baez
By: Cesar Baez Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacity and on the dates indicated.

Name	Position	Date

/s/ Julio Gutierrez*	Chairman	March 15, 2012
Julio Gutierrez	(Principal Executive Officer)

/s/ Cesar Baez	Chief Executive Officer and Director	March 15, 2012
Cesar Baez	(Executive Officer )

/s/ Mariana Gutierrez Garcia*	Chief Financial Officer	March 15, 2012
Mariana Gutierrez Garcia	(Principal Financial and Accounting Officer)

/s/ Gustavo Garrido*	Director	March 15, 2012
Gustavo Garrido

/s/ Alan Menkes*	Director	March 15, 2012
Alan Menkes

/s/ John Grabski*	Director	March 15, 2012
John Grabski

/s/ Rolando Horman*	Director	March 15, 2012
Rolando Horman

*By: /s/ Cesar Baez		March 15, 2012
Name: Cesar Baez Attorney-in-fact

By: /s/ Cesar Baez*		March 15, 2012
Name: Cesar Baez Authorized Representative